Exhibit 10.2

NEWPARK RESOURCES, INC.
U.S. EXECUTIVE SEVERANCE PLAN

ARTICLE I
PURPOSE
This Newpark Resources, Inc. U.S. Executive Severance Plan (the “Plan”) has been established by the Compensation Committee of the Board of Directors of Newpark Resources, Inc. (the “Company”) on August 11, 2020 (the “Effective Date”) to offer executive participants certain protections if their employment or service with the Company, or its Affiliates, is terminated under certain qualifying terminations of employment. The Compensation Committee considers it to be in the best interests of the Company’s stockholders to provide the contemplated severance benefits under the Plan for executive participants in order to provide a consistent framework under certain qualifying terminations of employment and to protect the Company’s confidential information, trade secrets and customer relationships. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article II.
ARTICLE II
DEFINITIONS AND USAGE
2.1Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:
(a)“Administrator” means the Committee, or any officer and employee of the Company to whom the Committee delegates its duties and authority as Administrator.
(b)“Affiliate” means any (a) subsidiary corporation or other entity of the Company within the meaning of section 424(f) of the Code, (b) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or (c) any other entity which is designated as an Affiliate by the Board or the Committee.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means, unless otherwise set forth in an applicable employment agreement or other written agreement, excluding an agreement regarding the grant of equity or incentive awards, between the Employer and Participant:
(1)Participant’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Participant’s part constituting a felony;
(2)Dishonesty, willful misconduct or gross neglect by Participant of his or her obligations ascribed to him or her expressly by a supervisor or otherwise implied by his or her role within the Company that results in material damage (including reputational or fiscal) or material loss to the Company, including loss of material future opportunities;
(3)appropriation (or an overt act attempting appropriation) by Participant of a material business opportunity of the Company;

(4)theft, embezzlement or other similar misappropriation of funds or property of the Company by Participant; or
(5)the failure of Participant to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Participant provided Participant has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice. “Cause” shall not include a Participant’s refusal to accept a change in the geographic location of Participant’s principal place of employment to a location more than fifty (50) miles from Participant’s then current principal place of employment.
(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Committee” means the Compensation Committee of the Board.
(h)“Company” means Newpark Resources, Inc., a Delaware corporation.
(i)“Compensation” means the Participant’s annual rate of base salary payable by the Employer (exclusive of commissions, bonuses, overtime pay, incentive compensation, benefits under any qualified plan, group medical plan, dental or other welfare benefit plan, non-cash compensation, special allowances and any other additional compensation), or, depending on the context, an equivalent weekly rate, as in effect immediately prior to such Participant’s Termination. Notwithstanding the foregoing, for purposes of Section 4.3, a Participant’s Compensation shall be the greater of such Participant’s Compensation (i) on the date of the Participant’s Termination or (ii) immediately prior to any salary reduction that was imposed upon the Participant due to cost cutting measures that were applied in a manner generally consistent with reductions for similarly situated Participants.
(j)“Completed Years of Service” means the Participant’s completed Years of Service as determined under and in accordance with the Newpark Resources, Inc. Savings and Investment Plan.
(k)“Disability” means the inability of the Participant to perform the Participant’s duties with the Employer on a full‑time basis during the Participant’s applicable employment period as a result of incapacity due to mental or physical illness.
(l)“Effective Date” means August 11, 2020.
(m)“Eligible Employee” means an employee of an Employer who is paid on a payroll originating in the United States who is a Tier 1, Tier 2 or Tier 3 employee.

(n)“Employer” means individually, and “Employers” means collectively, the Company or any Affiliate domiciled in the United States.
(o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(q)“Good Reason” means, unless otherwise set forth in an employment agreement or other written agreement, excluding an agreement regarding the grant of equity or incentive awards, between the Employer and Participant, in each case without the Participant’s written consent:
(1)A material reduction in the Participant’s Compensation or annual target bonus opportunity, excluding (i) an elimination or reduction of a benefit under any benefit plan or compensatory plan or arrangement in which the Participant participates which affects other employees of the same tier in a similar way or (ii) a temporary reduction to Participant’s Compensation of shorter than 24 months and less than a 20% cumulative reduction of Compensation;
(2)A material reduction in the Participant’s authority, duties or responsibilities with the Company or any Affiliate, which reduction is considered to be a significant demotion in the scope of Participant’s employment with the Company, provided that Good Reason shall not exist in circumstances where Participant’s duties or responsibilities are expanded or where there is a realignment of Participant’s reporting responsibilities for Affiliates of the Company;
(3)A change in the geographic location of Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment;
(4)A material breach by the Company of any material written agreement between the Participant and the Company; or
(5)The failure of any successor or assignee of the Company to expressly assume and agree to perform this Plan in accordance with Section 8.13 hereof.
Notwithstanding any of the foregoing, a Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason within thirty (30) days of the initial existence of such circumstances and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. In the event the Company does not timely cure such circumstances and if the Participant does not terminate his or her employment for Good Reason within ninety (90) days after the first occurrence of the applicable circumstances, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such circumstances.

(r)“Health Benefit” has the meaning ascribed thereto in Section 4.2(d) of the Plan.
(s)“Incentive Plan” means the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as amended from time to time, or any successor thereto.
(t)“Outplacement Benefit” has the meaning ascribed thereto in Section 4.2(e) of the Plan.
(u)“Participant” means an employee of the Employer who is a participant in the Plan in accordance with Section 3.1.
(v)“Participation Agreement” means a written or electronic document, in the form and manner prescribed by the Committee, executed by such Eligible Employee as a condition to participation under Section 3.1, pursuant to which such Eligible Employee (i) acknowledges he or she has been designated to be a Participant and agrees to the terms and conditions of this Plan and (ii) accepts and acknowledges that he or she is subject to the restrictive covenants set forth in the Participation Agreement.
(w)“Plan” means this Newpark Resources, Inc. U.S. Executive Severance Plan, as amended from time to time.
(x)“Qualifying Termination” means the Termination of a Participant either (a) by the Company, or if applicable, the Employer, in either case without Cause at a time when the Participant is otherwise willing and able to continue in employment or (b) by a Participant for Good Reason.
(y)“Severance Benefits” means, as applicable, the benefits described in Section 4.2 of the Plan.
(z)“Target Bonus” means the Participant’s target annual bonus opportunity under the Company’s annual bonus plan for the year in which the Termination Date occurs, or if no such target opportunity has been established for such year, the Participant’s most recent target annual bonus opportunity. If a Participant is not eligible for a Target Bonus under the Company’s annual bonus plan, then such Participant’s Target Bonus shall be deemed to be zero.
(aa)“Terminated,” “Termination,” “termination of employment,” “employment termination” and variations thereof, as used in the Plan, mean a termination of employment which constitutes a “separation from service” as that term is defined under Code Section 409A and the Treasury regulations issued thereunder.
(ab)“Termination Date” means the effective date on which the employment of a Participant is terminated.
(ac)“Tier 1” means an Eligible Employee holding the title Chief Executive Officer of the Company as of his or her Termination Date.

(ad)“Tier 2” means an Eligible Employee holding the title Senior or Executive Vice President of the Company as of the Termination Date, any Vice President designated as an Executive Officer by the Board as of the Termination Date and an Eligible Employee holding a position with a classified job level of 995, 996, 997 or 998 as of the Termination Date.
(ae)“Tier 3” means an Eligible Employee holding the title Vice President who is designated as an Executive Officer by the Board as of the Termination Date and not otherwise included in Tier 1 or Tier 2.
ARTICLE III
PARTICIPATION
3.1Participation. An Eligible Employee shall become a Participant in the Plan as of the date provided in the applicable executed Participation Agreement.
Notwithstanding the preceding, (i) there shall be no duplication of benefits between this Plan and the benefits due an employee of an Employer who is eligible for severance, involuntary termination or substantially similar benefits pursuant to applicable law or under any other plan, program, contract, agreement or arrangement with an Employer, and (ii) in the event of conflict or duplication between the Severance Benefits provided in Article IV of this Plan and any severance benefits provided under such other arrangement, the more beneficial arrangement with respect to the amount of such severance for such employee that is compliant with or exempt from Code Section 409A shall control.
3.2Eligible Events. A Participant shall be entitled to receive Severance Benefits under the terms of this Plan if the Participant experiences a Qualifying Termination. A Participant shall not be entitled to Severance Benefits under this Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Participant for any reason, except with respect for Good Reason, or (iii) on account of the Participant’s death or Disability.
3.3Release Required. A Participant shall not be entitled to Severance Benefits if the Participant fails to sign and timely deliver an effective and irrevocable release of claims against the Company and/or Employer, with such release to be in the form requested by the Company in its sole discretion.
3.4Cooperation. By accepting the Severance Benefits hereunder, subject to the Participant’s other commitments, the Participants agrees to be reasonably available to cooperate with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or may reasonably be expected to become the subject of litigation or other dispute.
ARTICLE IV
SEVERANCE BENEFITS
4.1Right to Severance Benefits. Except as otherwise provided in this Plan, based on a Participant’s Tier, a Participant may be entitled to Severance Benefits under Section 4.2 if the Participant experiences a Qualifying Termination.
4.2Termination without Cause. Subject to the Participant’s compliance with each of Sections 3.1 and 3.3, a Participant entitled to Severance Benefits under Section 4.1 due to a Qualifying Termination shall be entitled to the following Severance Benefits:

(a)Cash Severance.
(1)For a Participant in Tier 1, two times the sum of his or her (A) Compensation, plus (B) Target Bonus.
(2)For a Participant in Tier 2, one time the sum of his or her (A) Compensation, plus (B) Target Bonus.
(3)For a Participant in Tier 3, seventy-five percent (75%) of his or her Compensation
Benefits payable pursuant to this Section 4.2(a) shall be paid in a single lump sum payment no later than sixty (60) days after the Termination Date.
(b)Pro-Rata Bonus. Participants who were eligible for an annual bonus under the Company’s annual bonus plan for the year in which the Participant’s Termination Date occurs shall remain eligible for a pro-rated bonus which shall be calculated by multiplying the Participant’s Target Bonus percentage by the Participant’s year-to-date base salary earned prior to the Termination Date. The amount of such pro-rated bonus shall be paid to the Participant no later than sixty (60) days after the Termination Date.
(c)Incentive Benefits. Notwithstanding any provision to the contrary in any applicable plan or agreement, all Participants shall be entitled to the following benefits with respect to the awards identified below, as applicable, that are unvested and outstanding at the time of the Participant’s termination of employment.
(1)Time-Based Incentives. All unvested stock options and other time-based equity or long-term cash awards held by the Participant on the Termination Date will vest pro-rata to the extent such stock options or other time-based awards would have otherwise vested during the twelve-month period following the Participant’s Termination Date, with the final number of stock options or shares vesting being the product of the shares subject to such award which would have otherwise vested multiplied by a fraction, the numerator of which is the number of days the Participant was employed following the most recent vesting date for such applicable award and the denominator of which shall be 365 (in no event great than 1.0). To the extent such a time-based award was granted as an inducement grant, it will vest in full on the Participant’s Termination Date. Any time-based awards that vest pursuant to the terms set forth herein will be settled or delivered to the Participant, in accordance with the terms of the applicable equity plan or award agreement, no later than sixty (60) days after the Participant’s Termination Date. Any stock option, stock appreciation right or similar award that provides for a Participant-elected exercise that is or becomes exercisable pursuant to this Section 4.2(c) as of the Participant’s Termination Date will remain exercisable for a period of twenty-four (24) months after Participant’s Termination, unless a longer period is otherwise provided for in any applicable equity plan or award agreements; provided, however, that no such award shall remain exercisable after the expiration date of such award.
(2)Performance-Based Incentives. A Participant shall remain eligible for payment of all performance-based awards (which shall not include annual bonus awards otherwise described in Section 4.2(b)) granted to Participant more than one year prior to and outstanding as of the Participant’s Termination Date based on actual performance results to the extent they do not exceed the target performance level and pro-rated by a fraction, the numerator of which is the number of days the Participant was employed during the performance period of the applicable performance-based award and the denominator of which shall be the total number of days in the performance period. For the avoidance of doubt, a Participant shall forfeit any performance-based awards (which shall not include annual bonus awards otherwise described in Section 4.2(b)) granted to Participant within one year prior to Participant’s Termination Date. Any performance-based award payable under this Section 4.2(c)(2) shall be paid to Participant at the same time that such performance-based awards are paid to the Company’s active employees.
(d)Health Benefits. The Company shall pay to the Participant an amount equal to eighteen (18) months of the cost of COBRA coverage for such Participant based on the level of coverage in effect as of the Termination Date. This amount will be paid to the Participant within sixty (60) days following the Termination Date.
(e)Outplacement Benefits. A Participant shall be provided outplacement services commensurate with his or her position and Company policy or practice in effect at the time of termination of employment, but which in no event will exceed two (2) years from the Participant’s employment termination date, not to exceed $25,000. The Participant must initiate the outplacement services and have the terms of the same approved by the Company within sixty (60) days of the Participant’s employment termination date. The amount set forth above shall be paid directly to the outplacement provider based on actual invoiced amounts. In no event shall the outplacement services payments be made directly to the Participant. The benefits described in this Section 4.2(e) are referred to herein as the “Outplacement Benefit.”
4.3Death of Participant. If a Participant dies after a Qualifying Termination but before Participant receives full payment of the Severance Benefits entitled to the Participant under this Article IV, any unpaid Severance Benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate. In the case of any incentive benefits to which the Participant is entitled under Section 4.2(c), such awards will be settled into the Participant’s company-sponsored brokerage account in accordance with the terms of the applicable plan or award agreement.
4.4Code Section 280G. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reduction (if any) required under this Section 4.5 (the “Payment”), would be subject to the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company shall automatically reduce (the “Reduction”) such Participant’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply. If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the applicable Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata. All determinations to be made under this Section 4.5 shall be made by an independent public accounting firm selected by the Company and the fees and expenses of the accounting firm will be paid by the Company.

The accounting firm shall provide detailed supporting calculations both to the Company and any applicable Participant. Absent manifest error, any determination by the accounting firm shall be binding upon the Company and any applicable Participant. In any event, the Company shall have no tax gross-up obligation or liability with respect to payment of a Participant’s excise tax liabilities under Section 4999 of the Code.
ARTICLE V
ADMINISTRATION OF THE PLAN
5.1General. Except as otherwise expressly provided in the Plan, the Administrator shall be responsible for administration of the Plan.
5.2Administrator Duties. In addition to duties specifically stated herein, the Administrator shall have full responsibility to represent the Employers and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Administrator, acting in its sole discretion, upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The Administrator shall have the following discretionary responsibilities under the Plan:
(a)To construe and interpret the Plan, to determine the amount, manner and time of payment of any benefits under the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion;
(b)To adopt such rules and procedures as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules;
(c)To delegate its authority to such other committees or officers of the Employers as may be necessary or desirable for the efficient administration of the Plan;
(d)To make determinations as to the right of any individual to a benefit and to direct payments or distributions in accordance with the provisions of the Plan;
(e)To furnish the Employers and the Participants with such information as may be required by them for tax or other purposes in connection with the Plan;
(f)To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements; and
(g)To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employers), and to allocate or delegate to them such powers, rights and duties as the Administrator considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.
ARTICLE VI
CLAIMS PROCEDURE

6.1Claims. The Administrator will endeavor to administer the Plan fairly and consistently and to pay all benefits to which Participants are properly entitled. All claims for unpaid benefits should be made in writing to the Administrator. The Administrator may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Administrator will notify the claimant of the adverse decision within a reasonable period of time, but not later than ninety (90) days after receiving the claim, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial ninety- (90‑) day period. The extension cannot exceed ninety (90) days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The claim determination timeframes began when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing. Any notice of denial shall include:
(a)The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;
(b)A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and
(c)A description of the Plan’s appeal procedures and timeframes, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse decision on appeal.
6.2Appeal Procedures. A claimant, or a claimant’s authorized representative, may appeal a denied claim within sixty (60) days after receiving the Administrator’s notice of denial. A claimant has the right to:
(a)Submit to the Administrator, for review, written comments, documents, records and other information related to the claim;
(b)Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and
(c)A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.
The Administrator will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than sixty (60) days following receipt of the written request for review, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial sixty- (60‑) day period. The extension notice shall indicate the special circumstances and the date by which the Administrator expects to render the appeal decision. The extension cannot exceed a period of sixty (60) days. The appeal timeframes begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Administrator sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period. The Administrator’s notice of denial on appeal shall include:

(a)The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;
(b)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and
(c)A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA.
6.3Satisfaction of Claims. Any payment to a Participant shall to the extent thereof be in full satisfaction of all claims hereunder against the Employers, who may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Employers.
6.4Limitations on Actions. A Participant must bring any legal or equitable action to contest a final decision made with respect to a claim under Article VI within two years of the date that the Administrator sends written or electronic notification of the final claims determination to the Participant, or the Participant’s right to bring such a legal or equitable action will be waived.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN
7.1Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time by action of the Board or the Committee; provided that any amendment shall be subject to the restrictions of Section 7.3.
7.2Right to Terminate. The Plan will terminate as to all Employers on any date specified by the Company if written notice of the termination is given to the Administrator, the Participants and the Employers by the Company. The Plan will terminate as to an individual Employer (including the Company) on the first to occur of the following:
(a)The date it is terminated by such Employer if written notice of the termination is given to the Company, the Participants, the other Employers and the Administrator;
(b)The date such Employer is judicially declared bankrupt or insolvent; and
(c)The dissolution, merger, consolidation or reorganization of such Employer, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made with the consent of the Company whereby the Plan will be continued by any successor to such Employer or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for such Employer under the Plan.
7.3Effects of Termination or Amendment. No termination or amendment provided in Sections 7.1 or 7.2 shall adversely affect the rights or benefits in the Plan or the applicable Participation

Agreement of any Participant. In the event of an amendment to the Plan with respect to a Participant, the more beneficial provisions with respect to the amount of such Severance Benefit for such Participant shall be in effect.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1Unfunded Plan. Nothing herein shall require the Employer to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Employers or the Administrator shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Employer and the Participant or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer. The obligation of the Employer hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant is entitled to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer, no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
8.2Non-guarantee of Employment. None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Employers or the Administrator except as provided herein. Under no circumstances shall the maintenance of the Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of the Employer.
8.3Nonalienation of Benefits. The rights or interests of any Participant to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which such Participant may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.
If a Participant is indebted to the Employer at any time when payments are to be made by the Employer to the Participant under the provisions of the Plan, the Employer shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness subject to compliance with Code Section 409A. Any election by the Employer not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.
8.4Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Administrator’s opinion, incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Administrator may direct the application of such benefit for the benefit of such person in any manner which the Administrator may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 8.4 shall be a full and complete discharge of any liability for such payments.

8.5Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Employers and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Employers, the Administrator and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.
8.6Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.
8.7Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.
8.8Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.
8.9Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.
8.10Taxes and Withholding. Notwithstanding any other provisions of the Plan, the Employer may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.
8.11Applicable Law. The Plan shall be construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.
8.12Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Employers under the Plan.
8.13Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Administrator and its successor, and on the Employers and their successors, whether by way of merger, consolidation, purchase or otherwise.
8.14Effect on Other Employee Benefit Plans and Company Policy. Any benefit paid or payable under the Plan shall not be included in a Participant’s or employee’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Employer except as may otherwise be required under the terms of such employee benefit plan or applicable law.
8.15No Vested Right to Benefits. No employee or Participant shall have any vested right to Severance Benefits under the Plan.
8.16Code Section 409A. The time and form of payment of the Participant’s Severance Benefits upon termination of employment described in Article IV shall be made in accordance with such Article, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment that constitutes deferred compensation (as such term is described under Code Section 409A) shall be delayed until the earlier to occur of the Participant’s death or the date that is six (6) months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.16 shall be paid to the Participant in a lump sum, and any remaining payments due under Article IV, shall be payable at the same time and in the same form as such amounts would have been paid in accordance with their original payment schedule under such Article. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which the Participant is entitled shall be treated as a separate payment.
The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan that is a “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
The taxable year in which any in-kind benefit is paid shall be determined in the sole discretion of the Employer, and the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (a) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (b) the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and (c) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
To the extent that the Company requires a release of claims pursuant to Section 3.3 prior to the receipt of Severance Benefits, the release shall be delivered by the Company to the Participant no later than seven (7) days following the date of the Participant’s Termination, and the Participant must execute (without revocation) and return the release to the Company such that the release is irrevocable on or prior to the date that is sixty (60) days after the date of the Participant’s Termination.
The Plan and the Severance Benefits provided hereunder are intended to comply with Code Section 409A, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the

Employers shall not be required to assume any increased economic burden in connection therewith. Although the Employers and the Administrator intend to administer the Plan so that the Plan and the Severance Benefits provided hereunder comply with the requirements of Code Section 409A, to the extent applicable thereto, neither the Employers nor the Administrator represents or warrants that the Plan or the Severance Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non‑United States law. Neither the Employers, their Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Employers and their Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.
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